EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/10/25 to 2/24/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/7/2025	Sell	21,382	10.89
2/10/2025	Sell	24,726	10.93
2/11/2025	Sell	47,947	10.89
2/12/2025	Sell	37,924	10.86
2/13/2025	Sell	38,329	10.89
2/14/2025	Sell	36,945	10.83
2/18/2025	Sell	32,228	10.81
2/19/2025	Sell	23,669	10.80
2/20/2025	Sell	12,969	10.80
2/21/2025	Sell	3,925	10.85
2/24/2025	Sell	23,815	10.86